EXHIBIT 99.1

                        [PRIVATEBANCORP, INC. LETTERHEAD]

                                                   For more information contact
                                                                 Dennis Klaeser
                                                      Managing Director and CFO
                                                           PrivateBancorp, Inc.
                                                                 (312) 683-7100

FOR IMMEDIATE RELEASE

                         PRIVATEBANCORP, INC. TO ACQUIRE
                         BLOOMFIELD HILLS BANCORP. INC.


         Chicago, IL April 14, 2005 --- PrivateBancorp, Inc. (NASDAQ: PVTB) announced today that it has signed a definitive agreement to acquire Bloomfield Hills Bancorp. Inc. ("Bloomfield Hills Bancorp") for $64 million in cash. Bloomfield Hills Bancorp, which has assets of $338 million, operates a single bank subsidiary, The Private Bank, which has three banking offices located in the affluent Detroit area communities of Bloomfield Hills, Grosse Pointe and Rochester. The Private Bank also operates a trust and wealth management unit and a mortgage-banking subsidiary.

         "We are very excited to have Bloomfield Hills Bancorp join our company. Its solid management team, business model and their existing presence in some of Michigan's most affluent communities is consistent with our strategy," said Ralph B. Mandell, Chairman, President and CEO, PrivateBancorp, Inc. (the "Company") "From a cultural perspective, David T. Provost and the entire Bloomfield Hills Bancorp team share a passion for highly-personalized client service that is central to our PrivateBank franchise. We anticipate retaining management and staff and intend to operate the bank, wealth management and mortgage banking units under our PrivateBank brand."


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         "Our entry into the Detroit MSA is another example of our strategy to use selected acquisitions and de novo start ups to expand the reach of our private banking franchise. Combined with our earlier entries into the St. Louis and Milwaukee MSAs, we will have essentially doubled the size of our potential target market since our initial public stock offering in 1999," noted Mandell.

         "We are thrilled to be aligning our future with PrivateBancorp, Inc. The transaction will provide Bloomfield Hills Bancorp's The Private Bank with the ability to better serve its current clients, as well as to reach new clients, by providing capital to support balance sheet growth, an increased legal lending limit and expanded banking, trust and wealth management product and service offerings. Additionally, we are looking forward to joining the PrivateBancorp team as executives and stockholders," said David T. Provost, Chief Executive Officer, The Private Bank of Bloomfield Hills Bancorp. Inc. "As an incentive, we intend to offer to David T. Provost and his team the opportunity to purchase up to $10 million of our common stock following the closing of the transaction," Mandell added.

         The transaction, which has been approved by Bloomfield Hills Bancorp's shareholders, is expected to close in early third quarter 2005, subject to customary closing conditions and bank regulatory approval. The acquisition will be funded with a combination of cash generated from operations and debt and is expected to be accretive to the Company's 2005 diluted earnings per share.


ABOUT BLOOMFIELD HILLS BANCORP. INC.

         Michigan-based Bloomfield Hills Bancorp. Inc. and its bank subsidiary, The Private Bank, were established in 1989, and had $338 million of total assets and $20 million of equity as of March 31, 2005. Bloomfield Hills Bancorp reported net income of $3.3 million for the full year 2004 and $911,000 for the first quarter 2005. The company's headquarters is located at 38505 Woodward Avenue in Bloomfield Hills, with additional offices in Rochester and Grosse Pointe, which were established in 1999 and 2003, respectively. The company also has a mortgage-banking subsidiary and operates a wealth management unit with approximately $203 million of assets under administration at March 31, 2005. The company provides highly personalized client service with an emphasis on meeting the unique financial needs of successful individuals. The company's staff of private bankers personally monitors client relationships and provide access to trust and money management services, in addition to customized deposit accounts and borrowing facilities, including residential mortgages. The company's clients also benefit from banking "house calls", access to online banking and automated bill paying, courier services and a variety of informational programs.

         Additional information about Bloomfield Hills Bancorp, Inc., can be found at www.privatebank.com.

ABOUT PRIVATEBANCORP, INC.

         PrivateBancorp, Inc. was organized in 1989 to provide highly personalized financial services primarily to affluent individuals, professionals, owners of closely-held businesses and commercial real estate investors. The Company operates two banking subsidiaries, The PrivateBank and Trust Company and The PrivateBank - St. Louis, and a mortgage company, The PrivateBank Mortgage Company. The PrivateBank and Trust Company subsidiary has a controlling interest in a Chicago-based investment advisor, Lodestar Investment Counsel, LLC. The Company, which had assets of $2.6 billion at March 31, 2005, currently has banking offices in downtown Chicago, Chicago's Gold Coast, Wilmette, Oak Brook, St. Charles, Lake Forest, Winnetka, and Geneva, Illinois, and in St. Louis, Missouri and Milwaukee, Wisconsin. In November 2004, the Company approved the creation of a new soon-to-be created subsidiary which will include the Company's wealth management and trust business, as well as Lodestar all of which are now part of The PrivateBank and Trust Company.

         Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.'s website at www.pvtb.com.

                                        #

Forward-Looking Statements: Statements contained in this news release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing, greater than anticipated deterioration in asset quality due to a prolonged economic downturn in the greater Chicago and St. Louis metropolitan areas, legislative or regulatory changes, adverse developments in the Company's loan or investment portfolios, changes in the current redemption practices of the FHLBC relating to its stock, unforeseen delays in completing the anticipated acquisition of Bloomfield Hills Bancorp. Inc., slower than anticipated growth of its business or unanticipated business declines, unforeseen difficulties in integrating the acquisition or higher than expected operational costs, unexpected difficulties in the continued integration of or in operating our mortgage banking business, unanticipated construction or other delays relating to our new office to be located in Milwaukee, Wisconsin, competition and the possible dilutive effect of potential acquisitions, expansion or future capital raises. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events.